Exhibit 10.1

PREFERRED STOCK REDEMPTION RIGHT AGREEMENT

This PREFERRED STOCK REDEMPTION RIGHT AGREEMENT (this “Agreement”) is entered into as of June 9, 2021 (the “Execution Date”), by and among PowerFleet, Inc., a Delaware corporation (the “Corporation”), on the one hand, and ABRY Senior Equity V, L.P., a Delaware limited partnership (“ASE”), ABRY Senior Equity Co-Investment Fund V, L.P., a Delaware limited partnership (“ASECF”), and ABRY Investment Partnership, L.P., a Delaware limited partnership (“AIP” and, collectively with ASE and ASECF, the “Investors” and each of them, an “Investor”), on the other hand. The Corporation and Investors may be collectively referred to herein as the “Parties” and each may be referred to individually as a “Party.” Capitalized terms used in this Agreement and not otherwise defined above or in the text below have the meanings given to them in Section 22.

A. As of the Execution Date, the Investors collectively own 54,844.166 shares of Series A Convertible Preferred Stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), 45,925.814 of which are held by ASE, 8,799.889 of which are held by ASECF and 118.463 of which are held by AIP.

B. The Corporation desires to obtain from the Investors, and the Investors desire to grant to the Corporation, the right to redeem from the Investors an aggregate of 10,000 shares of Preferred Stock (collectively, the “Redeemable Shares”), on the terms and subject to the conditions contained in this Agreement.

C. As a condition and inducement to the Investors to enter into this Agreement, the Corporation desires to seek and adopt an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, dated as of October 2, 2019 (the “Current Charter”) in the form and substance attached hereto as Exhibit A (the “Charter Amendment”).

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Redemption Right. Subject to the terms and conditions contained in this Agreement, (a) the Corporation shall have the right to redeem all (but not less than all) of the Redeemable Shares (the “Redemption”) by delivering, at any time during the Redemption Period, a Redemption Notice to the Investors and (b) at the Closing, the Corporation shall redeem all of the Redeemable Shares for cash, from funds legally available therefor.

2. Exercise. The Corporation shall send written notice of its exercise of the redemption right granted hereunder (the “Redemption Notice”) to the Investors not less than five (5) nor greater than fifteen (15) Business Days prior to the Redemption Date. The Redemption Notice shall state:

(a) that the Corporation has elected to exercise its right to redeem all of the Redeemable Shares pursuant to this Agreement;

(b) the Redemption Price;

(c) the date of the Corporation’s payment of the Redemption Price (the “Redemption Date”), which shall be a Business Day selected by the Corporation not less than five (5) nor greater than fifteen (15) Business Days subsequent to the date of the Redemption Notice, and in no event later than October 1, 2021; and

(d) confirmation that all of the conditions set forth in Section 7 of this Agreement have then been satisfied or waived in accordance with the terms thereof (except for any conditions that by their nature can only be satisfied at the Closing).

Notwithstanding anything in this Agreement to the contrary, the Corporation shall not be permitted to either issue a Redemption Notice (or, in the case of any of the following clauses (a), (b) or (c), such notice shall be automatically, without further action, notice or deed, revoked) or consummate a redemption of the Redeemable Shares under this Agreement if any of the following conditions exists: (a) the Corporation is then in material breach of (or has previously materially breached) any of the provisions of this Agreement or the Current Charter (it being understood that the failure to timely pay in full any dividends on the Preferred Stock shall be deemed a material breach of the Current Charter), including without limitation, payment of all dividends on the Redeemable Shares; (b) the Corporation is at the time of delivering the Redemption Notice, or at any time after delivering the Redemption Notice and on or prior to the Redemption Date, prohibited from redeeming for cash any of the shares of Preferred Stock by applicable law or the terms of any indebtedness, credit agreement, indenture or similar instrument of the Corporation or any of the Corporation Subsidiaries (without giving effect to any waiver thereof, unless such waiver is irrevocable and has been obtained prior to the delivery of the Redemption Notice without the payment of any material fees) to which the Corporation or any the Corporation Subsidiaries is a party; or (c) any of the conditions set forth in Section 7 of this Agreement have not been (or shall cease to be) duly satisfied or waived in accordance with the terms thereof (except for any conditions that by their nature can only be satisfied at the Closing).

3. Closing. Subject to the terms and conditions of this Agreement, including, without limitation, the Corporation’s timely delivery of a proper Redemption Notice in accordance with this Agreement, the closing of the Redemption (the “Closing”) shall take place, remotely via the exchange of documents and signatures, on the Redemption Date. At the Closing, the Corporation shall purchase from the Investors, and the Investors shall sell to the Corporation, all of the Redeemable Shares, allocated among the Investors as they shall determine, at the Redemption Price. Upon indefeasible receipt of the full Closing Payment Amount in cash by each Investor, all Redeemable Shares held by such Investor shall cease to be outstanding. For the avoidance of doubt, the Investors shall have the sole and absolute discretion to determine the allocation of the Redeemable Shares to be sold to the Corporation among each of the Investors, which number may or may not represent an Investor’s pro-rata portion of the Redeemable Shares, and the Investors shall notify the Corporation of such determination in writing (e-mail is sufficient) no later than two (2) Business Days prior to the Redemption Date.

4. Representations and Warranties of the Investors. Each of the Investors , severally and not jointly, hereby represents and warrants to the Corporation that, as of the Execution Date and as of the Closing:

(a) Such Investor is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware.

(b) Such Investor is the record and beneficial owner of the Redeemable Shares held by such Investor. Such Investor has full right, power and authority to transfer and deliver to the Corporation record ownership of the Redeemable Shares held by such Investor. Except pursuant to the Current Charter and any agreements between such Investor and the Corporation, such Investor has not, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Redeemable Shares held by such Investor, and there are no liens, pledges, encumbrances or claims of others to any of the Redeemable Shares.

(c) Such Investor has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Assuming due execution and delivery of this Agreement by the Corporation, this Agreement constitutes the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clause (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

5. Representations and Warranties of the Corporation. The Corporation represents and warrants to the Investors that, as of the Execution Date and as of the Closing:

(a) The Corporation is an entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own or lease and use its respective properties and assets and to carry on its business as currently conducted. The Corporation is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Corporation is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect.

(b) The Corporation has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Except for the filing of the Charter Amendment with the Secretary of State of the State of Delaware, the Board Approval and the Stockholder Approval, the Corporation has taken all requisite action, respectively, on the part of the Corporation, and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the authorization of the performance of all obligations of the Corporation hereunder. Assuming due execution and delivery of this Agreement by the Investors, this Agreement constitutes the valid and legally binding obligation of the Corporation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The Corporation is (i) not now insolvent, nor will the Corporation be rendered insolvent (as such term is defined in Section 101 (32) of the U.S. Bankruptcy Code, as amended (the “Code”) or in the Uniform Fraudulent Transfers Act as adopted by the State of Delaware (collectively, the “UFTA”)) by the Redemption or any of the other transactions contemplated by this Agreement, and (ii) is able to pay and is paying all of its liabilities as they become due in the ordinary course of business.

(d) The Corporation has, and on the Closing Date will have, sufficient “surplus” (as defined and calculated in the General Corporation Law of the State of Delaware) and funds lawfully available to pay the aggregate Redemption Price in cash.

(e) Subject to the filing of the Charter Amendment with the Secretary of State of the State of Delaware and the receipt of the Board Approval and the Stockholder Approval, none of the execution, delivery and performance of this Agreement by the Corporation and the consummation of the transactions contemplated thereby, including the Redemption, will (A) conflict with or result in a breach of any of the provisions of, (B) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, amendment, modification, cancellation, acceleration or other remedy under, (C) result in a violation of, (D) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, (i) the Current Charter or the provisions of the Charter Amendment (as if currently in effect), (ii) the Corporation’s bylaws as in effect, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, agreement or other instrument, arrangement, understanding or obligation to which the Corporation or any of its subsidiaries (each, a “Corporation Subsidiary” and collectively, the “Corporation Subsidiaries”) is a party or by which any of them or any of their properties or assets may be bound; (iv) the General Corporation Law of the State of Delaware; or (v) any other Law or Order of any Governmental Authority which is either applicable to, binding upon or enforceable against the Corporation or any the Corporation Subsidiaries.

(f) The net assets (as such term is defined and determined in accordance with Delaware law) of the Corporation are not, and on the Closing Date will not, be less than zero or less than the maximum amount payable as of the Redemption Date to stockholders having preferential rights in liquidation if the Corporation were to be liquidated.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Redemption has been entered into by the Corporation with any intent to effect a transaction that (i) may be avoided pursuant to Section 548(a) of the Code or (ii) would be voidable under the UFTA.

(h) Immediately after giving effect to the consummation of the Redemption:

(i) the Corporation will be able to pay its liabilities as they become due in its ordinary course of business;

(ii) the net assets (as such term is defined and determined in accordance with Delaware law) of the Corporation will not be less than zero or less than the maximum amount payable as of the Redemption Date to stockholders having preferential rights in liquidation if the Corporation were to be liquidated;

(iii) the Corporation will not have unreasonably small capital with which to conduct its present or proposed business or any transaction then contemplated;

(iii) taking into account all pending and threatened actions, final judgments against the Corporation in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Corporation will be unable to satisfy any such judgments promptly in accordance with their terms as well as all other obligations of the Corporation; and

(iv) the Corporation will not have incurred debts that would be beyond the Corporation’s ability to pay as such debts mature.

(i) Except as disclosed in the Corporation’s filings with the SEC, there is no material Proceeding or, to the Knowledge of the Corporation, material investigation, pending against, or, to the Knowledge of the Corporation, threatened, in writing or otherwise, against the Corporation, any of the Corporation Subsidiaries, any present or former officer, director or employee of the Corporation or any of the Corporation Subsidiaries (in their capacities as such or related to their activities with the Corporation or any Corporation Subsidiary), and, to the Knowledge of the Corporation, there are no facts or circumstances that would reasonably be expected to form the basis for any Proceedings or investigation, nor is the Corporation or any of the Corporation Subsidiaries subject to any material Order of, settlement agreement or other similar written agreement with any Governmental Authority or arbitrator (public or private) under which the Corporation or any such Corporation Subsidiary has any outstanding legal obligations.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Corporation and the Corporation Subsidiaries, taken as a whole, the Corporation and each of the Corporation Subsidiaries is and since December 31, 2020 has been in compliance with all applicable Laws and Orders, and, to the Knowledge of the Corporation, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority or arbitrator (public or private) outstanding against the Corporation or any of the Corporation Subsidiaries that is material to the Corporation and the Corporation Subsidiaries, taken as a whole.

(k) There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Corporation who might be entitled to any fee or commission from the Corporation or any of its Affiliates in connection with the Redemption.

6. Covenants of the Parties.

(a) Annual Meeting. The Corporation shall use commercially reasonable efforts to duly call, give notice of, convene and hold its annual meeting of stockholders (including any adjournment or postponement thereof) (the “Annual Meeting”) on or before July 20, 2021 (subject to any delays as a result of responding to any SEC comments to the Proxy Statement and completing SEC review), a purpose of which shall include voting on the Charter Amendment. In connection with the Annual Meeting, the Corporation, acting through its Board of Directors (the “Board”), shall (i) recommend the adoption of the Charter Amendment to the Corporation’s stockholders in the Proxy Statement, (ii) otherwise comply with all legal requirements and requirements of Nasdaq applicable to such meeting, (iii) use its commercially reasonable efforts, including, without limitation, by engaging a proxy solicitor, to solicit from its stockholders proxies in favor of (it being understood that a proxy card will be deemed voted “in favor of” a matter to be acted upon by the Corporation’s stockholders if it provides the stockholder with the ability to either vote for, vote against or abstain from voting on, such matter) the adoption of the Charter Amendment and (iv) subject to the parenthetical in the immediately preceding clause (iii), take all other actions reasonably necessary or advisable to secure the adoption of the Charter Amendment by the Corporation’s stockholders in order to satisfy the requirement of applicable law and the rules and regulations of Nasdaq, including, without limitation, timely setting a record date. The Corporation shall keep the Investors reasonably updated with respect to proxy solicitation results as reasonably requested by the Investors, and shall direct its proxy agent to provide the Investors and its representatives with the results of all proxy tabulations furnished by such proxy solicitor to the Corporation at the same time as furnished to the Corporation.

(b) Proxy Statement; Regulatory Filings.

(i) On or before June 1, 2021, the Corporation shall use commercially reasonable efforts to cause to be prepared and filed with the SEC, a preliminary proxy statement for the Annual Meeting (the “Proxy Statement”) containing, among other things, a proposal for the adoption of the Charter Amendment and setting the Annual Meeting for a date on or before July 20, 2021 (it being understood that such meeting date is subject to delay as a result of responding to any SEC comments to the Proxy Statement and completing SEC review). The Corporation shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and with all other applicable law, and the rules and regulation adopted by Nasdaq. The Proxy Statement shall include (i) a statement to the effect that the Board has approved and declared advisable the adoption of the Charter Amendment and (ii) the recommendation of the Board in favor of the adoption of the Charter Amendment. As promptly as practicable after the definitive proxy statement for the Annual Meeting shall have been filed with the SEC, the Corporation shall cause the definitive proxy statement to be delivered to its stockholders in accordance with applicable law and the rules and regulations of Nasdaq.

(ii) The Corporation shall notify the Investors promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall promptly supply the Investors with copies of all correspondence between the Corporation or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. The Corporation shall give the Investors and their counsel a reasonable opportunity to participate in preparing the proposed response by the Corporation to comments received from the SEC or its staff and to provide comments on any proposed response thereto, and the Corporation shall give reasonable consideration to any such comments and shall not submit any such response without the Investors’ prior review. The Corporation shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement. For the avoidance of doubt, no amendment or supplement to the Proxy Statement will be made by the Corporation without the Investors’ prior review.

(iii) Notwithstanding anything herein to the contrary, to the extent reasonably practicable, the Corporation shall cooperate and consult, in good faith, with the Investors with respect to the filing with, or submission to, the SEC and Nasdaq of all forms, reports, applications or other documents (including, without limitation, the Proxy Statement and any amendments or supplements thereto) to be so filed or submitted in connection with the Redemption, which shall include, without limitation, providing the Investors the reasonable opportunity to review and comment on any such form, report, application or other document. The Corporation shall give due consideration to the Investors’ comments with respect to any such form, report, application or other document and shall not file or submit any of the foregoing without the Investors’ prior review.

7. Parties’ Conditions to Closing.

(a) Conditions Precedent to the Corporation’s Obligations. The Corporation’s obligation to consummate the Redemption is subject to the satisfaction of each of the following conditions:

(i) each of the representations and warranties of the Investors contained in Section 4 of this Agreement shall be true, accurate and complete in all respects on the Execution Date and as of the Closing as if made on and as of the date of Closing;

(ii) no Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or made applicable to the Redemption by any governmental body that prohibits, restrains, or makes illegal the consummation of the Redemption as contemplated hereunder;

(iii) the Corporation shall have obtained the Board Approval, which shall remain in effect without modification; and

(iv) the Corporation shall have obtained the Stockholder Approval, which shall remain in effect without modification.

(b) Conditions Precedent to the Investors’ Obligations. The Investors’ obligation to consummate the Redemption is subject to the satisfaction of each of the following conditions:

(i) each of the representations and warranties of the Corporation set forth in Section 5 of this Agreement shall be true, accurate and complete in all respects on the Execution Date and as of the Closing as if made on and as of the date of Closing;

(ii) the Corporation shall have complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform under this Agreement at or prior to the Closing;

(iii) since the Execution Date, there shall not have been, nor shall there have occurred any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, would reasonably be likely to result in, any Material Adverse Effect;

(iv) the Corporation shall have made each of the deliveries it is required to make under Section 8;

(v) no Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or made applicable to the Redemption by any governmental body that prohibits, restrains, or makes illegal the consummation of the Redemption as contemplated hereunder;

(vi) the Corporation shall have obtained the Board Approval, which shall remain in effect without modification;

(vii) the Corporation shall have obtained the Stockholder Approval, which shall remain in effect without modification;

(viii) the Charter Amendment shall have become effective and remain in full force and effect without modification; and

(ix) the Investors shall have received a certificate on behalf of the Corporation of its chief executive officer or chief financial officer, in his capacity as such and not individually, confirming that the conditions set forth in clauses (i), (ii), (iii), (vi), (vii) and (viii) of this Section 7(b) have been duly satisfied.

8. Closing Deliverables. At the Closing, the Corporation shall deliver to the Investors:

(i) their respective Closing Payment Amounts, by wire transfer of immediately available funds to their respective accounts identified in writing by the Investors;

(ii) evidence, in a form reasonably satisfactory to the Investors, of the filing and effectiveness of the Charter Amendment; and

(iii) evidence, in a form reasonably satisfactory to the Investors, of the Corporation’s receipt of the Board Approval and the Stockholder Approval.

9. Termination of Agreement.

(i) This Agreement will automatically terminate, without further notice, action or deed on the part of any Person, as of 5:30 p.m., New York time, on October 1, 2021, if before such time the Closing has not occurred in accordance with this Agreement for any reason.

(ii) The Agreement may be terminated by mutual written consent of the Corporation and the Investors at any time (whether before or after Board Approval and/or Stockholder Approval) prior to the Closing.

(iii) The Investors may terminate this Agreement by giving written notice thereof to the Corporation at any time prior to Closing if (x) the Corporation has breached in any material respect any covenant contained in this Agreement or (y) any of the Corporation’s representations or warranties contained in this Agreement shall not have been accurate and complete as of the date made or repeated.

(iv) In the event of the termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force or effect; provided, however, (x) Sections 9 through 21 shall survive the termination of this Agreement and shall remain in full force and effect; and (y) the termination of this Agreement shall not relieve any Party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon transmitter’s confirmation of delivery to recipient), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10):

If to the Corporation, to:

PowerFleet, Inc.

123 Tice Boulevard

Woodcliff Lake, NJ 07677

Attn: Chris Wolfe

Email: cwolfe@id-systems.com

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Jeffrey S. Spindler

Email: jspindler@olshanlaw.com

If to the Investors to:

Abry Partners

888 Boylston Street

Suite 1600

Boston, MA 02199

Attn: Anders Bjork

Email: abjork@abry.com

with a copy (which will not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attn: Steven E. Siesser, Esq. and Brooke A. Gillar, Esq.

Email: ssiesser@lowenstein.com

11. Expenses. The Corporation shall pay, upon request therefore from time to time, the fees and expenses of the Investors, including without limitation, the fees and expenses of the Investors’ outside counsel, in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and any agreements or documents ancillary hereto, and any amendments, modifications or waivers hereto or thereto (collectively, the “Investor Fees”), irrespective of whether or not the Redemption is consummated. The Corporation shall bear its own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and any agreements or documents ancillary hereto, and any amendments, modifications or waivers hereto or thereto.

12. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Corporation contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing or earlier termination of this Agreement with respect to any of the terms contained herein.

13. Extension; Waiver. At any time prior to the Closing or earlier termination of this Agreement, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties, or (c) waive compliance with any of the agreements of the other Parties or waive any of their respective conditions contained in this Agreement. Except as required by applicable law or the rules and regulations of Nasdaq, no waiver of this Agreement shall require the approval of the stockholders of any of the Corporation. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

14. Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each Party will take such further action (including but not limited to executing and delivering any further instruments and documents and providing any reasonably requested information) as any other Party reasonably may request.

15. Entire Agreement; Third Party Beneficiaries. This Agreement (including the exhibit hereto and the documents and the instruments referred to herein), and any agreements or documents ancillary hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns.

16. Severability. Any provision of this Agreement that is invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

17. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests or obligations hereunder without the prior written approval of the other Party.

18. Governing Law; Exclusive Jurisdiction.

(i) This Agreement shall be governed and construed in accordance with the law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the law of any other jurisdiction.

(j) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such proceeding shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such proceeding in the manner provided in Section 9 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(k) Each Party hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal action, suit or proceeding against it with respect to the confirmation and/or enforcement of an award rendered in a Delaware court pursuant hereto (an “Award”) may be brought in the federal or state courts of Delaware or any court in a jurisdiction where the assets of such Party are located, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding to confirm or enforce an Award. Each Party waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court to confirm an Award and hereby further waives and agrees not to plead or claim in any such court that any such action or proceeding brought therein has been brought in an inconvenient forum.

19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

21. Definitions.

(i) As used herein, the following terms have the following meanings:

(ii) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of voting securities, contract, or otherwise or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

(iii) “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law or Order to close.

(iv) “Board Approval” means the approval of the Corporation’s exercise of the redemption right granted hereunder by the Board, as evidenced by resolutions duly adopted thereby, which shall, among other things, set forth the Board’s determination that the Corporation has sufficient surplus and lawfully available funds to effect the Redemption and was solvent before, and will remain solvent after, giving effect to the Redemption.

(v) “Closing Payment Amount” means the portion of the aggregate Redemption Price payable to each Investor in respect of the Redeemable Shares being redeemed at the Closing, which, for clarity, shall equal the product of the aggregate Redemption Price, multiplied by a fraction, the numerator of which is the number of Redeemable Shares held by such Investor and the denominator of which is 10,000 (being the total number of Redeemable Shares).

(vi) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(vii) “Governmental Authority” means any (i) nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or merger control authority, (ii) federal, state, provincial, local or non-U.S. court or tribunal, (iii) self-regulatory organization (including any national securities exchange), or (iv) other governmental, quasi-governmental, supranational or regulatory entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(viii) “Knowledge” of the Corporation means the actual knowledge, after reasonable inquiry, of Chris Wolfe and Ned Mavrommatis.

(ix) “Law” means any United States, federal, state, provincial or local or any non-U.S. law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

(x) “Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, or condition (financial or otherwise) of the Corporation and the Corporation Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any other jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Corporation or any of the Corporation Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by any of the Corporation or the Corporation Subsidiaries or their respective Affiliates at the written direction or with the written consent of the Investors or as expressly required by the terms, conditions or restrictions of this Agreement or the Redemption, (vii) the entry into, the public announcement of, or pendency of this Agreement and the Redemption (it being understood that this clause (vii) shall not apply to any representation or warranty of the Corporation herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement), (viii) any failure by the Corporation and the Corporation Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, or (ix) any change in the market price or trading volume of the Corporation’s securities or in its credit ratings; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) the Corporation and the Corporation Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which the Corporation and the Corporation Subsidiaries operate; and (B) in the case of clauses (viii) and (ix), the underlying causes of any failure or adverse change shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

(xi) “Nasdaq” means The Nasdaq Global Market LLC.

(xii) “Order” means any order, writ, injunction, decree, consent decree, judgment, ruling, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(xiii) “Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association other entity or organization of any kind or nature, including a Governmental Authority or arbitrator (public or private), or group (within the meaning of Section 13(d)(3) of the Exchange Act).

(xiv) “Proceeding” means any suit, audit, action, claim, litigation, arbitration, mediation, hearing, public inquiry, or similar proceeding (in each case, whether civil, criminal or administrative, whether public or private or whether written or oral) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator (public or private).

(xv) “Redemption Period” means the period commencing on the first Business Day immediately following the effectiveness of the Charter Amendment and ending at 5:30 p.m., New York time, on September 24, 2021.

(xvi) “Redemption Price” means, with respect to each of the Redeemable Shares, a price of (x) One Thousand Four Hundred Fifty Dollars and No Cents ($1,450.00) per share, for an aggregate amount of Fourteen Million Five Hundred Thousand Dollars and No Cents ($14,500,000), plus (y) the amount equal to all accrued but unpaid dividends on such Redeemable Share through and including the Redemption Date.

(xvii) “SEC” means the U.S. Securities and Exchange Commission.

(xviii) “Stockholder Approval” means and the approval of the adoption of the Charter Amendment by the holders of the requisite number of shares of the Corporation’s common stock as contemplated in Section 6(a).

(xix) “Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, a majority of the equity interests therein or (ii) has the right to appoint a majority of the directors or managers.

(j) Each of the following terms is defined in the section set forth opposite such term:

Defined Term	Section
Agreement	Introduction
AIP	Introduction
Annual Meeting	6(a)
ASE	Introduction
ASECF	Introduction
Award	18(c)
Board	6(a)
Charter Amendment	Recitals
Closing	3
Code	5(c)
Corporation	Introduction
Corporation Subsidiary/Subsidiaries	5(e)
Current Charter	Recitals
Investor/Investors	Introduction
Investor Fees	11
Party/Parties	Introduction
Preferred Stock	Recitals
Proxy Statement	6(b)(i)
Redemption	1
Redemption Notice	2
Redemption Date	2(c)
UFTA	5(c)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused its duly authorized officer to execute this Agreement as of the date first written above.

POWERFLEET, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

[Signature Page to Preferred Stock Redemption Right Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused its duly authorized officer to execute this Agreement as of the date first written above.

ABRY SENIOR EQUITY V, L.P.

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

ABRY SENIOR EQUITY CO-INVESTMENT FUND V, L.P.

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

[Signature Page to Preferred Stock Redemption Right Agreement]

EXHIBIT A

Certificate of AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

POWERFLEET INC.

(Under Section 242 of the General Corporation Law of the State of Delaware)

PowerFleet, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is PowerFleet, Inc.

2. The Corporation’s certificate of incorporation was initially filed with the Secretary of State of the State of Delaware on February 21, 2019, which was amended and restated on October 2, 2019 pursuant to the Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”).

3. The Board of Directors of the Corporation, at a meeting duly convened and held on May ___, 2021, adopted resolutions proposing and declaring it advisable that the Restated Certificate of Incorporation be amended as follows:

(a) Replacing the first paragraph of Section A.4.c. of Article Fifth of the Restated Certificate of Incorporation in its entirety with the following:

“At any time when shares of Series A Preferred Stock are outstanding (provided, that, if a Mandatory Redemption Notice has been given, and any shares of Series A Preferred Stock thereafter remain outstanding, or on and after a Redemption Failure, all shares of Series A Preferred Stock which have been redeemed, if any, shall for purposes of determining whether either of the conditions set forth in this sentence are met, be deemed outstanding) and convertible into shares of Common Stock equal to at least eight percent (8.0%) of the Corporation’s then outstanding Common Stock (on a fully diluted basis calculated using the treasury stock method, as determined in accordance with GAAP, including, without duplication, the number of shares of Common Stock issuable pursuant to the conversion of all outstanding shares of Series A Preferred Stock and the number of shares of Common Stock issued or issuable upon the conversion and/or exercise of all outstanding Options (assuming net exercise of the outstanding Options) and Convertible Securities), or at any time when the Requisite Investors collectively hold at least twenty-five percent (25.0%) of the aggregate amount of Series A Preferred Stock issued to the Requisite Investors on the Original Issuance Date, the Corporation shall not, and shall not permit any of its subsidiaries to, and neither the Corporation nor any subsidiary shall enter into any agreement to, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:”

(b) Replacing the first two sentences of Section A.4.d.ii of Article Fifth of the Restated Certificate of Incorporation in their entirety with the following:

“As long as any shares of Series A Preferred Stock remain outstanding and represent twelve percent (12.0%) or more (provided, that, if a Mandatory Redemption Notice has been given, and any shares of Series A Preferred Stock thereafter remain outstanding, or on and after a Redemption Failure, all shares of Series A Preferred Stock which have been redeemed shall for purposes of determining whether the conditions for the entitlement to elect one or more Series A Directors set forth in this Section A.4.d are met, be deemed outstanding), on an as-converted basis, of the Corporation’s then outstanding Common Stock (on a fully diluted basis calculated using the treasury stock method, as determined in accordance with GAAP, including, without duplication, the number of shares of Common Stock issuable pursuant to the conversion of all outstanding shares of Series A Preferred Stock and the number of shares of Common Stock issued or issuable upon the conversion and/or exercise of all outstanding Options (assuming net exercise of the outstanding Options) and Convertible Securities), irrespective of whether or not a notice has been given to the Corporation under Section A.4.a, the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A Directors”) who will serve on the Board and who will be entitled to serve on each committee and subcommittee thereof (subject to applicable Nasdaq and SEC independence requirements). As long as any shares of Series A Preferred Stock remain outstanding and represent less than twelve percent (12.0%), but no less than four percent (4.0%), on an as-converted basis, of the outstanding shares of the Corporation’s Common Stock (on a fully diluted basis calculated using the treasury stock method, as determined in accordance with GAAP, including, without duplication, the number of shares of Common Stock issuable pursuant to the conversion of all outstanding shares of Series A Preferred Stock and the number of shares of Common Stock issued or issuable upon the conversion and/or exercise of all outstanding Options (assuming net exercise of the outstanding Options) and Convertible Securities), irrespective of whether or not a notice has been given to the Corporation under Section A.4.a, the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) Series A Director who will serve on the Board and will be entitled to serve on each committee and subcommittee thereof (subject to applicable Nasdaq and SEC independence requirements).”

(c) Replacing the first sentence of Section A.8.a of Article Fifth of the Restated Certificate of Incorporation in its entirety with the following:

“For so long as at least twenty percent (20.0%) of the aggregate amount of Series A Preferred Stock issued on the Original Issuance Date continues to be outstanding, each holder thereof shall be entitled to participate in each of the Corporation’s future offerings of Equity Securities and Debt Securities (other than asset-based lending or credit facilities with money-center commercial banks) (as the case may be, “Additional Securities”) in accordance with this Section A.8.”

4. Thereafter, pursuant to a direction set forth in a resolution of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held on _________, 2021, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendments.

5. The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, has executed this Certificate of Amendment and affirms the statements herein contained on this ____ day of __________, 2021.

POWERFLEET, INC.

By:
Name:
Title:

3